EXHIBIT 99.1

For more information, please contact:
    Bill Davis, Perficient, Inc., (314) 529-3555
      bill.davis@perficient.com
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PERFICIENT ACQUIRES CLEAR TASK, INC.
Acquisition adds salesforce.com consulting expertise to Perficient portfolio;
Company raises 2013 revenue guidance range

SAINT LOUIS (May 17, 2013) – Perficient, Inc. (NASDAQ: PRFT), a leading information technology consulting firm serving Global 2000 and other large enterprise customers throughout North America, today announced it has acquired San Francisco-based Clear Task, Inc. (“Clear Task”), an $8 million annual services revenue consulting firm focused entirely on the salesforce.com product suite.

Perficient’s current annualized revenues are now approaching $380 million, and the transaction is expected to be accretive to adjusted earnings per share immediately. With the acquisition, the company is raising its full year 2013 revenue guidance to a range of $362 million to $382 million from the previously provided range of $358 million to $378 million.

“For quite some time we’ve been working to find the right Salesforce consulting team to add to Perficient,” said Jeffrey Davis, Perficient’s chief executive officer and president. “In Clear Task, we’ve found a firm with an excellent reputation, and one that is well-run with impressive bill rates and margins. This transaction represents a key strategic investment we’re making to expand our cloud offerings.”

“Clear Task has helped more than 300 companies experience the power of Salesforce to better serve their customers, manage and motivate their employees, and engage with their partners and communities,” said Kathy Henely, Perficient chief operating officer.  “Through hundreds of Service Cloud, Sales Cloud, Chatter and Force.com engagements, Clear Task has helped enterprise clients become more responsive, efficient, relevant and social.”

The acquisition of Clear Task:

▪	Expands Perficient’s cloud capabilities to include offerings from each of the world’s leading cloud computing providers - IBM, Microsoft, Oracle and salesforce.com;

▪	Increases Perficient’s West Coast market presence, adding an office in San Francisco;

▪	Adds nearly 50 consulting, technology, sales and support professionals; and

▪	Adds client relationships with several Fortune 500 and Global 2000 enterprises including customers in the high-tech, clean energy and gaming industries.

Clear Task CEO Andrew O’Driscoll and Vice President of Sales and Services Marc LeCours join Perficient in key leadership roles.

“For seven years, Clear Task has been 100 percent focused on Salesforce implementations and customizations,” said O’Driscoll. “We're proud to be a Gold salesforce.com Cloud Alliance Partner and thrilled to join Perficient, one of the most capable and highly-regarded systems integrators in the country.”

The consideration paid in the transaction is approximately $7.9 million and includes $6.3 million in cash and approximately $1.6 million worth of Perficient common stock (based on the average closing price of Perficient’s common stock on the NASDAQ Global Select Market for the thirty trading days immediately preceding the acquisition close per the terms of the acquisition agreement).   Additional consideration of up to $3.7 million is subject to certain financial achievements and working capital provisions.

Randy Grigg, managing partner of Ridgecrest Advisors, advised Perficient on the transaction in his capacity as a registered investment banking agent of M&A Securities Group, Inc.

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About Perficient
Perficient is a leading information technology consulting firm serving Global 2000 and enterprise customers throughout North America. Perficient’s professionals serve clients from a network of offices across North America and three offshore locations, in Eastern Europe, India, and China. Perficient helps clients use Internet-based technologies to improve productivity and competitiveness, strengthen relationships with customers, suppliers and partners, and reduce information technology costs. Perficient, traded on the Nasdaq Global Select Market, is a member of the Russell 2000® index and the S&P SmallCap 600 index. Perficient is an award-winning “Premier Level” IBM business partner, a TeamTIBCO partner, a Microsoft National Systems Integrator and Gold Certified Partner, an EMC Select Services Team Partner, and an Oracle Platinum Partner.

About Clear Task, Inc.
Recognized as one of the 50 fastest growing businesses in San Francisco, Clear Task, Inc. provides Salesforce implementations and customizations for enterprise customers.  Clear Task’s professionals help clients implement Service Cloud, Sales Cloud, Chatter and platform engagement solutions to strengthen customer, employee and partner relationships, and maintain their competitive advantage. Clear Task is a Gold salesforce.com Cloud Alliance Partner. Each member of the Clear Task team holds one or more Salesforce certifications, and the company boasts a Certified Technical Architect on staff, one of only 50 in the world.

Safe Harbor Statement
Some of the statements contained in this news release that are not purely historical statements discuss future expectations or state other forward-looking information related to financial results and business outlook for 2013.  Those statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The “forward-looking” information is based on management’s current intent, belief, expectations, estimates, and projections regarding our company and our industry.  You should be aware that those statements only reflect our predictions.  Actual events or results may differ substantially.  Important factors that could cause our actual results to be materially different from the forward-looking statements include (but are not limited to) those disclosed under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2012 and the following:

(1)    the possibility that our actual results do not meet the projections and guidance contained in this news release;
(2)    the impact of the general economy and economic uncertainty on our business;
(3)    risks associated with the operation of our business generally, including:

1. client demand for our services and solutions;
2. maintaining a balance of our supply of skills and resources with client demand;
3. effectively competing in a highly competitive market;
4. protecting our clients’ and our data and information;
5. risks from international operations;
6. obtaining favorable pricing to reflect services provided;
7. adapting to changes in technologies and offerings; and
8. risk of loss of one or more significant software vendors;

(4)    legal liabilities, including intellectual property protection and infringement;
(5)    risks associated with managing growth through acquisitions and organically; and
(6)    the risks detailed from time to time with our filings with the Securities and Exchange Commission.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.  This cautionary statement is provided pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The forward-looking statements in this release are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.